Exhibit 99.1

THE TILE SHOP REPORTS Second QUARTER 2020 RESULTS

MINNEAPOLIS – August 6, 2020 – Tile Shop Holdings, Inc. (OTC Pink: TTSH) (the “Company”), a specialty retailer of natural stone and man-made tiles, setting and maintenance materials, and related accessories, today announced results for its second quarter ended June 30, 2020.

Second Quarter Summary

Net Sales Decreased 23.8%

Comparable Store Sales Decreased 24.7%

Gross Margin of 67.1%

SG&A Expenses Decreased $13.4 million

Net Loss of $0.8 Million; Adjusted EBITDA of $6.6 Million

Long-Term Debt of $22.0 million; Net Debt of $14.1 Million

Management Commentary – Cabell Lolmaugh, CEO

“As previously announced, store closures and shelter in place orders resulted in a 50% decrease in traffic and sales in our stores during the initial weeks of the second quarter. While we did see improved sales and store traffic as restrictions eased, our second quarter 2020 sales decreased by more than $20 million when compared to the second quarter of 2019,” stated Cabell Lolmaugh, CEO. “We took immediate action to reduce our expenses at the onset of COVID-19, which included a reduction in workforce and discretionary expense spending cuts. These actions allowed us to achieve nearly $7 million of Adjusted EBITDA in the second quarter of 2020. That, combined with reduced inventory, resulted in a reduction of our net debt to $14 million, an approximately $40 million improvement from year end 2019.”

Mr. Lolmaugh continued, “While I am cautiously optimistic that we may continue to see improvement in traffic and sales trends as consumers shift more of their discretionary spending away from travel and entertainment and invest in their homes, recent escalations of COVID-19 outbreaks in the markets we serve are concerning. Given the uncertainty surrounding the current environment, we are focusing on what we can control: improving execution in our stores, growing our relationships with our professional customers, and taking a disciplined approach to managing our expenses. This winning formula was the key to our improved financial results during the first quarter of 2020, helped us weather the COVID-19 downturn during the second quarter and is the bedrock of our strategy as we transition into the second half of 2020.”

	Three Months Ended		Six Months Ended
(unaudited, amounts in thousands, except per	June 30,		June 30,
share data)	2020	2019	2020	2019
Net sales	$67,730	$88,903	$162,009	$175,811
Net sales decline(1)	(23.8)%	(4.3)%	(7.9)%	(4.5)%
Comparable store sales decline(2)	(24.7)%	(4.2)%	(9.2)%	(4.2)%
Gross margin rate	67.1%	69.0%	68.1%	70.1%
(Loss) income from operations as a % of net sales	(2.6)%	0.9%	0.5%	2.1%
Net (loss) income	$(760)	$(154)	$2,742	$1,166
Net (loss) income per diluted share	$(0.02)	$0.00	$0.05	$0.02
Adjusted EBITDA	$6,611	$9,806	$17,986	$21,418
Adjusted EBITDA as a % of net sales	9.8%	11.0%	11.1%	12.2%
Number of stores open at the end of period	142	140	142	140

(1)	As compared to the prior year period.
(2)	The comparable store sales operating metric is the percentage change in sales of comparable stores period over period. A store is considered comparable on the first day of the 13th full month of operation. When a store is relocated, it is excluded from the comparable store sales calculation. Comparable store sales includes total charges to customers less any actual returns. The Company includes the change in allowance for anticipated sales returns applicable to comparable stores in the comparable store sales calculation. Comparable store sales data reported by other companies may be prepared on a different basis and therefore may not be useful for purposes of comparing the Company’s results to those of other businesses. Company management believes the comparable store sales operating metric provides useful information to both management and investors to evaluate the Company’s performance, the effectiveness of its strategy and its competitive position.

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Second QUARTER 2020

Net Sales

Net sales decreased $21.2 million, or 23.8%, from $88.9 million in the second quarter of 2019 to $67.7 million in the second quarter of 2020. Comparable store sales decreased $21.8 million, or 24.7%, for the second quarter of 2020 compared to the second quarter of 2019. The decrease in sales at comparable stores for the three months ended June 30, 2020 was due to a decrease in traffic during the second quarter following the onset of COVID-19 in the United States. Net sales generated by stores not included in the comparable store base increased $0.6 million.

Gross Profit

Gross profit decreased $15.9 million, or 26.0%, from $61.4 million in the second quarter of 2019 to $45.4 million in the second quarter of 2020. The gross margin rate was 67.1% for the second quarter of 2020 and 69.0% for the second quarter of 2019. The decrease in gross margin rate was primarily driven by an increase in cost of products sold and a higher mix of delivery services rendered during the quarter.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses decreased $13.4 million, or 22.1%, from $60.6 million in the second quarter of 2019 to $47.2 million in the second quarter of 2020. The decrease in SG&A expense was primarily due to an $8.1 million reduction in compensation and benefits due to lower variable compensation costs and headcount reductions made following the onset of COVID-19. Additionally, decreases in advertising expenses totaling $1.7 million and a reduction in replenishment trucks sent from the Company’s distribution centers to its stores resulting in a $1.3 million decrease in transportation costs contributed to the lower level of SG&A expenses during the three months ended June 30, 2020. Legal expenses incurred in connection with shareholder litigation during the three months ended June 30, 2020 totaled $0.2 million.

Inventory

Inventory decreased $18.5 million from $97.6 million at the end of the fourth quarter of 2019 to $79.1 million at the end of the second quarter of 2020.

Long-Term Debt

Long-term debt decreased $41.0 million from $63.0 million at the end of the fourth quarter of 2019 to $22.0 million at the end of the second quarter of 2020.

NON-GAAP INFORMATION

Adjusted EBITDA

Adjusted EBITDA for the second quarter of 2020 was $6.6 million compared with $9.8 million for the second quarter of 2019. See the table below for a reconciliation of GAAP net (loss) income to Adjusted EBITDA.

	Three Months Ended
(unaudited, $ in thousands)	June 30,
	2020	% of net sales(1)	2019	% of net sales(1)
GAAP net (loss) income	$(760)	(1.1)%	$(154)	(0.2)%
Interest expense	559	0.8	943	1.1
Income taxes	(1,593)	(2.4)	11	0.0
Depreciation and amortization	7,867	11.6	8,236	9.3
Stock-based compensation	538	0.8	770	0.9
Adjusted EBITDA	$6,611	9.8%	$9,806	11.0%

	Six Months Ended
(unaudited, $ in thousands)	June 30,
	2020	% of net sales	2019	% of net sales(1)
GAAP net income	$2,742	1.7%	$1,166	0.7%
Interest expense	1,407	0.9	1,921	1.1
Income taxes	(3,349)	(2.1)	622	0.4
Depreciation and amortization	16,082	9.9	16,200	9.2
Stock-based compensation	1,104	0.7	1,509	0.9
Adjusted EBITDA	$17,986	11.1%	$21,418	12.2%

(1)	Amounts do not foot due to rounding.

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Pretax Return on Capital Employed

Pretax Return on Capital Employed was (2.3%) for the trailing twelve months as of the end of the second quarter in 2020 compared to 3.9% for the trailing twelve months as of the end of the second quarter in 2019. See the Pretax Return on Capital Employed calculation in the table below.

(unaudited, $ in thousands)	June 30,
	2020(1)	2019(1)
(Loss) income from operations (trailing twelve months)	$(4,249)	$8,277

Total Assets	389,968	360,696
Less: Accounts payable	(16,670)	(26,747)
Less: Income tax payable	(85)	(111)
Less: Other accrued liabilities	(30,136)	(26,599)
Less: Lease liability(2)	(158,018)	(90,722)
Less: Other long-term liabilities	(4,061)	(3,781)
Capital Employed	180,998	212,736

Pretax Return on Capital Employed	(2.3)%	3.9%

(1)	Income statement accounts represent the activity for the trailing twelve months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balance for the four quarters ended as of each of the balance sheet dates.
(2)	Represents the average lease liability and deferred rent account balances for the four quarters ended as of each of the balance sheet dates.

Net Debt

Net Debt decreased $39.8 million from $53.9 million at December 31, 2019 to $14.1 million at June 30, 2020. See calculation of net debt in the table below.

(unaudited, $ in thousands)	June 30, 2020	December 31, 2019
Long-term debt, net	$22,000	$63,000
Cash and cash equivalents	7,936	9,104
Net Debt	$14,064	$53,896

Non-GAAP Financial Measures

The Company calculates Adjusted EBITDA by taking net (loss) income calculated in accordance with GAAP, and adjusting for interest expense, income taxes, depreciation and amortization, and stock-based compensation expense. Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales. The Company calculates Pretax Return on Capital Employed by taking (loss) income from operations divided by capital employed. Capital employed equals total assets less accounts payable, income taxes payable, other accrued liabilities, deferred rent, lease liability and other long-term liabilities. The Company calculates Net Debt by taking long term debt, net and subtracting cash and cash equivalents. Other companies may calculate Adjusted EBITDA, Pretax Return on Capital Employed and Net Debt differently, limiting the usefulness of these measures for comparative purposes.

The Company believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. Company management uses these non-GAAP measures to compare Company performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, for budgeting and planning purposes, for assessing the effectiveness of capital allocation over time and understanding total indebtedness of the Company after consideration of liquidity available from cash balances on-hand. These measures are used in monthly financial reports prepared for management and the Board of Directors. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Company management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the Company’s consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. The Company urges investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate the business.

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IMPACT OF THE COVID-19 PANDEMIC

The COVID-19 pandemic has impacted, and is likely to continue impacting, the Company’s operations. As previously announced, the Company’s sales and traffic decreased by approximately 50% during the weeks immediately following the end of the first quarter of 2020 when compared to the same period in 2019. As shelter in place orders started to ease throughout the quarter, the Company’s traffic and sales started to recover. The proliferation of COVID-19 across the world has also resulted in supply chain disruptions, as a number of the Company’s suppliers have been adversely impacted by restrictions placed on their operations.

Following the onset of COVID-19, the Company took immediate steps to curtail operating expenses. These activities included workforce reductions, the suspension of incentive compensation programs, salaried employee wage reductions, and adjustments to the number of replenishment trucks sent from the Company’s distribution centers to its stores. These cost savings measures, combined with a lower level of variable selling expenses, resulted in a $13.4 million reduction in SG&A expenses during the second quarter of 2020 when compared to the second quarter of 2019.

Additionally, the Company took actions to conserve cash by limiting inventory purchases, cutting anticipated spending on capital projects, and negotiating rent deferrals with the Company’s landlords. These actions contributed to the cash generating activities that made it possible for the Company to reduce its debt balance by $15.5 million during the second quarter of 2020.

While the Company is cautiously optimistic that it will continue to benefit from improved traffic and sales trends, the recent escalation of COVID-19 cases across many of the markets the Company serves could have a negative impact on the Company. Specifically, the Company could be adversely impacted by limitations on the Company’s employees to perform their work due to illness caused by the pandemic or local, state, or federal orders requiring the Company’s stores to close or employees to remain at home; limitation of carriers to deliver the Company’s product to customers; limitations on the ability of the Company’s customers to conduct their business and purchase the Company’s products and services; and limitations on the ability of the Company’s customers to pay the Company in a timely manner. These events could have a material, adverse effect on the Company’s results of operations, cash flows and liquidity. In addition, even after the COVID-19 pandemic has subsided, the Company may continue to experience adverse impacts to its business as a result of the economic impact of the pandemic, including any recession that has occurred or may occur in the future.

The Company’s Credit Agreement with Bank of America, N.A., Fifth Third Bank, and Citizen’s Bank (the “Credit Agreement”) provides the Company with a senior credit facility consisting of a $100.0 million revolving line of credit through September 18, 2023. Borrowings outstanding consisted of $22.0 million on the revolving line of credit as of June 30, 2020. The Credit Agreement includes financial and other covenants, including covenants to maintain certain fixed charge ratios and consolidated total rent adjusted leverage ratios. The Company was in compliance with its covenants as of June 30, 2020.

Prior to the outbreak of the COVID-19 pandemic in the United States, the Company believed that it had the ability to comply with the financial covenants under the Credit Agreement over the next twelve months; however, given the uncertainty surrounding the COVID-19 pandemic, there can be no assurances as to the Company’s ability to do so. If the escalation of COVID-19 cases results in a decline in sales and traffic similar to what the Company experienced during the initial weeks of the second quarter of 2020, it is likely that the Company will be unable to comply with certain covenants (such as the leverage ratio) in its Credit Agreement. Under the terms of the Credit Agreement, the lenders could call the debt in advance of its maturity in the event of default. If an event of default were to occur, the Company anticipates it would enter into discussions with the lenders to waive the event of default. Failure to obtain such a waiver or refinance the debt if such an event were to occur would have a material adverse effect on the Company’s liquidity, financial condition and results of operations.

WEBCAST AND CONFERENCE CALL

The Company will not hold an earnings conference call for its second quarter 2020 financial results.

ABOUT THE TILE SHOP

The Tile Shop (OTC Pink: TTSH) is a leading specialty retailer of natural stone and man-made tiles, setting and maintenance materials, and related accessories in the United States. The Tile Shop offers a wide selection of high-quality products, exclusive designs, knowledgeable staff and exceptional customer service in an extensive showroom environment. The Tile Shop currently operates 142 stores in 31 states and the District of Columbia.

The Tile Shop is a proud member of the American Society of Interior Designers (ASID), National Association of Homebuilders (NAHB), National Kitchen and Bath Association (NKBA), and the National Tile Contractors Association (NTCA). Visit www.tileshop.com. Join The Tile Shop (#thetileshop) on Facebook, Instagram, Pinterest and Twitter.

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FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements include any statements regarding the Company’s strategic and operational plan and expected financial performance. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time such statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores. Many of the Company’s risks have been, and may further be, exacerbated by the COVID-19 pandemic. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Investors are referred to the most recent reports filed with the SEC by the Company.

Contact:

Investors and Media:

Mark Davis

763-852-2978

mark.davis@tileshop.com

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Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

($ in thousands, except share data)

	June 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$7,936	$9,104
Restricted cash	815	815
Receivables, net	3,225	3,370
Inventories	79,053	97,620
Income tax receivable	9,641	3,090
Other current assets, net	21,940	8,180
Total Current Assets	122,610	122,179
Property, plant and equipment, net	113,209	130,461
Right of use asset	130,397	137,737
Deferred tax assets	4,139	7,196
Other assets	1,728	2,241
Total Assets	$372,083	$399,814

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$13,239	$18,181
Income tax payable	193	87
Current portion of lease liability	32,270	26,993
Other accrued liabilities	42,720	24,589
Total Current Liabilities	88,422	69,850
Long-term debt, net	22,000	63,000
Long-term lease liability	122,682	131,451
Financing lease obligation, net	184	274
Other long-term liabilities	4,157	4,340
Total Liabilities	237,445	268,915

Stockholders’ Equity:
Common stock, par value $0.0001; authorized: 100,000,000 shares; issued and outstanding: 51,370,167 and 50,806,674 shares, respectively	5	5
Preferred stock, par value $0.0001; authorized: 10,000,000 shares; issued and outstanding: 0 shares	-	-
Additional paid-in-capital	157,493	156,482
Accumulated deficit	(22,776)	(25,518)
Accumulated other comprehensive loss	(84)	(70)
Total Stockholders' Equity	134,638	130,899
Total Liabilities and Stockholders' Equity	$372,083	$399,814

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Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

($ in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net sales	$67,730	$88,903	$162,009	$175,811
Cost of sales	22,316	27,543	51,640	52,609
Gross profit	45,414	61,360	110,369	123,202
Selling, general and administrative expenses	47,208	60,562	109,569	119,510
(Loss) income from operations	(1,794)	798	800	3,692
Interest expense	(559)	(943)	(1,407)	(1,921)
Other income	-	2	-	17
(Loss) income before income taxes	(2,353)	(143)	(607)	1,788
Benefit (provision) for income taxes	1,593	(11)	3,349	(622)
Net (loss) income	$(760)	$(154)	$2,742	$1,166

(Loss) income per common share:
Basic	$(0.02)	$0.00	$0.05	$0.02
Diluted	$(0.02)	$0.00	$0.05	$0.02

Weighted average shares outstanding:
Basic	49,926,267	50,999,341	49,884,169	51,476,442
Diluted	49,926,267	50,999,341	50,052,990	51,573,410

Tile Shop Holdings, Inc. and Subsidiaries

Rate Analysis

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Gross margin rate	67.1%	69.0%	68.1%	70.1%
SG&A expense rate	69.7%	68.1%	67.6%	68.0%
(Loss) income from operations margin rate	(2.6)%	0.9%	0.5%	2.1%
Adjusted EBITDA margin rate	9.8%	11.0%	11.1%	12.2%

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Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

($ in thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2020	2019
Cash Flows From Operating Activities
Net income	$2,742	$1,166
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,082	16,200
Amortization of debt issuance costs	298	298
Loss on disposals of property, plant and equipment	-	85
Impairment charges	2,155	-
Change in leases	3,276	-
Stock based compensation	1,104	1,509
Deferred income taxes	3,058	285
Changes in operating assets and liabilities:	-	-
Receivables	145	(1,878)
Inventories	18,567	3,438
Prepaid expenses and other assets	908	(290)
Accounts payable	(4,939)	496
Income tax receivable / payable	(6,445)	(136)
Accrued expenses and other liabilities	4,037	786
Net cash provided by operating activities	40,988	21,959
Cash Flows From Investing Activities
Purchases of property, plant and equipment	(929)	(17,823)
Proceeds from insurance	-	610
Net cash used in investing activities	(929)	(17,213)
Cash Flows From Financing Activities
Payments of long-term debt and financing lease obligations	(97,223)	(33,102)
Advances on line of credit	56,099	43,000
Dividends paid	-	(5,212)
Repurchases of common stock	-	(10,455)
Employee taxes paid for shares withheld	(93)	(136)
Net cash used in financing activities	(41,217)	(5,905)
Effect of exchange rate changes on cash	(10)	5
Net change in cash, cash equivalents and restricted cash	(1,168)	(1,154)
Cash, cash equivalents and restricted cash beginning of period	9,919	6,382
Cash, cash equivalents and restricted cash end of period	$8,751	$5,228

Cash and cash equivalents	$7,936	$4,403
Restricted cash	815	825
Cash, cash equivalents and restricted cash end of period	$8,751	$5,228

Supplemental disclosure of cash flow information
Purchases of property, plant and equipment included in accounts payable and accrued expenses	$103	$1,225
Cash paid for interest	1,445	1,828
Cash paid for income taxes, net	22	471

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